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                                                                    EXHIBIT 23


                             CONSENT OF INDEPENDENT
                          REGISTERED PUBLIC ACCOUNTANTS



Blonder Tongue Laboratories, Inc.



We hereby consent to the incorporation by reference in Registration Statement Nos. 333-15039, 333-52519, 333-37670, 333-96993 and 333-111367 of Blonder Tongue
Laboratories, Inc. on Form S-8, and Registration Statement No. 333-53045 of Blonder Tongue Laboratories, Inc. on Form S-3, of our reports dated February 27, 2004, except for Note 5 for which the date is March 29, 2004 and Notes 1(c), 2 and 3 for which the date is November 19, 2004, relating to the consolidated financial statements and schedule of Blonder Tongue Laboratories, Inc. included in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2003.


/s/ BDO Seidman, LLP
--------------------
BDO Seidman, LLP



Woodbridge, New Jersey

November 19, 2004